Exhibit 10.76

FOURTH AMENDMENT TO OFFICE LEASE

THIS FOURTH AMENDMENT TO OFFICE LEASE (this “Fourth Amendment”), dated as of March 10, 2021, is entered into by and between ONNI WILSHIRE COURTYARD LLC, a Delaware limited liability company (“Landlord”), and WPT ENTERPRISES, INC., a Nevada corporation (“Tenant”).

RECITALS

A. WHEREAS, Landlord and Tenant entered into that certain Office Lease dated September 24, 2004 (the “Original Lease”), as supplemented by that certain Notice of Lease Term Dates, executed by Tenant on May 13, 2005 (the “Commencement Letter”) as amended by that certain First Amendment to Lease, dated as of March 21, 2006 (the “First Amendment”), and that certain Second Amendment to Lease, dated as of January 31, 2011 (the “Second Amendment”), and that certain Third Amendment to Lease, dated as of October 2, 2015 (the “Third Amendment”), collectively known herein as (the “Lease”) for that certain premises on the third (3rd) floor in Suite 350 being approximately 8,563 rentable square feet (the “Premises”), located at 5700 Wilshire Boulevard, Los Angeles, CA (the “Building”); and

B.	WHEREAS, the Lease Term is scheduled to expire on January 31, 2021; and

C. WHEREAS, Landlord and Tenant desire to renew the Lease Term for the Premises upon the terms and conditions set forth herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1. Defined Terms. All capitalized terms used in this Fourth Amendment which are defined in the Lease shall have the same definitions as are provided in the Lease unless expressly redefined herein.

2. Lease Term. Commencing on February 1, 2021 (the “Renewal Term Commencement Date”), the Lease Term with respect to the Premises shall be hereby extended for ten (10) years and ten (10) months (the “Extended Term”), unless sooner terminated in accordance with the terms of the Lease, and shall expire November 30, 2031 (the “Renewal Term Expiration Date”).

3. Base Rent: Commencing on the Renewal Term Commencement Date, Tenant shall pay Base Rent in accordance to the following:

Extended Term Lease Year	Annual Base Rent	Monthly Installment of Base Rent	Annual Rate Per Square Foot	Monthly Rate Per Square Foot
February 1, 2021 to January 31, 2022	$462,402.00	$38,533.50	$54.00	$4.50
February 1, 2022 to January 31, 2023	$476,274.06	$39,689.51	$55.62	$4.64
February 1, 2023 to January 31, 2024	$490,562.28	$40,880.19	$57.29	$4.77
February 1, 2024 to January 31, 2025	$505,279.15	$42,106.60	$59.01	$4.92
February 1, 2025 to January 31, 2026	$520,437.52	$43,369.79	$60.78	$5.06
February 1, 2026 to January 31, 2027	$536,050.65	$44,670.89	$62.60	$5.22
February 1, 2027 to January 31, 2028	$552,132.17	$46,011.01	$64.48	$5.37
February 1, 2028 to January 31, 2029	$568,696.14	$47,391.34	$66.41	$5.53
February 1, 2029 to January 31, 2030	$585,757.02	$48,813.08	$68.41	$5.70
February 1, 2030 to January 31, 2031	$603,329.73	$50,277.48	$70.46	$5.87
February 1, 2031 to November 30, 2031	$517,858.02	$51,785.80	$72.57	$6.05

4. Rent Abatement. Tenant shall not be obligated to pay an amount equal to Three Hundred Eighty-Five Thousand Three Hundred Thirty-Five and 00/100 Dollars ($385,335.00) of the monthly Base Rent attributable to the Premises for each of the second (2nd), third (3rd), fourth (4th), fifth (5th), sixth (6th), seventh (7th), eighth (8th), ninth (9th), tenth (10th), and eleventh (11th) full calendar months of the Extended Term, being approximately three hundred and six (306) days, inclusive, of the Extended Term (the “Rent Abatement Period”).

5.  Operating Expenses and Tax Expenses. The second sentence of the last paragraph of Section 4.2(d) of the Original Lease, as amended by Section 5.1 of the Third Amendment, is hereby amended by replacing the phrase “ninety-five percent (95%) occupied” with “one hundred percent (100%) occupied.” Without limiting Section 5.2 of the Third Amendment or Section 11 of this Fourth Amendment, Tax Expenses for the Base Year and all subsequent comparison years shall be determined on the basis that the Project is fully assessed for real estate tax purposes.

6. Tenant Parking. Notwithstanding anything to the contrary in Article 28.1 of the Lease, except during any period or periods during which Tenant is in a monetary default beyond any applicable notice or cure period as a result of Tenant’s non-payment of Rent, or other applicable charges as per the Lease, Tenant shall receive a ten percent (10%) discount on the monthly unreserved parking rate during the Rent Abatement Period being months 2 through 11of the of the Extended Term. Notwithstanding anything to the contrary in any monthly parking contract, (a) no individual monthly parking contract can be terminated for nonpayment unless such nonpayment continues for more than five (5) days after written notice to Tenant, (b) Tenant may increase or decrease the number and type of parking passes rented by Tenant upon not less than thirty (30) days’ notice to Landlord, provided that in no event shall Tenant have the right to rent more than the number and type of parking passes as set forth in the Lease, and (c) Landlord may not terminate any such contract except as provided in the Lease.

7. Tenant’s Proportionate Share. Effective on the Renewal Term Commencement Date, Tenant’s Share (as defined in the Lease) for the Premises shall be adjusted as follows:

1.5062% (8,563 rentable square feet in the Premises/568,519 rentable square feet at the Building).

8. Rentable Square Footage of Premises and Building. Effective as of the Renewal Commencement Date, the Lease shall be amended to delete Section 1.2 of the Original Lease and replace it with the following:

“The rentable square feet of the Premises is approximately 8,563 rentable square feet. For purposes hereof, the rentable square feet of the Premises and the buildings in the Project shall be calculated by Landlord pursuant to the Standard Method for Measuring Floor Area in Office Buildings, ANSI Z65.1-2017 (“BOMA”), or the then current standard of BOMA measurement, as modified for the Building pursuant to Landlord’s standard rentable area measurements for the Building, to include, among other calculations, a portion of the common areas and service areas of the Building. The rentable square feet of the Premises and the buildings in the Project are subject to verification from time to time by Landlord’s planner/designer and such verification shall be made in accordance with the provisions of this Section. Tenant’s architect may consult with Landlord’s planner/designer regarding such verification, except to the extent it relates to the rentable square feet of the buildings in the Project; provided, however, the determination of Landlord’s planner/designer shall be conclusive and binding upon the parties in the absence of manifest error. If Landlord’s planner/designer determines that the rentable square footage amounts shall be different from those set forth in this Lease, all amounts, percentages and figures appearing or referred to in this Lease based upon such incorrect rentable square footage (including, without limitation, the amount of the Base Rent and Tenant’s Share) shall be modified in accordance with such determination. If such determination is made, it will be confirmed in writing by Landlord to Tenant. Notwithstanding anything to the contrary herein contained, under no circumstances, however, shall any payment obligation of Tenant under this Lease increase as a result of Landlord’s remeasure during the Extension Term. Landlord shall have the right to remeasure the Premises and adjust the rentable square footage at any time during the initial Extension Term.  Should the rentable square footage change due to remeasurement during the Extension Term, Landlord shall only adjust the rentable square footage and all amounts, percentages and figures in the Lease, including, upon the commencement of the Option Term.

9. Landlord Work. Landlord shall perform Landlord Work, at Landlord’s sole cost and expense, (as outlined in Exhibit B of this Fourth Amendment) pursuant to a mutually agreed upon space plan incorporating mutually agreed upon Landlord building standard materials and specifications. Landlord and Tenant shall mutually agree on the date upon which Landlord shall commence the Landlord Work (the “Landlord Work Commencement Date”), which must commence prior to August 31, 2021. Landlord shall have one hundred and twenty (120) days to complete the Landlord Work from Landlord Work Commencement Date, subject to force majeure or any delays out of the Landlord’s reasonable control, including but not limited a Tenant Delay (as defined in Section 5 of Exhibit B) (the “Scheduled Completion Date”). In the event that the Landlord’s Work is not substantially completed by the date (the “Outside Completion Date”) that is thirty (30) days after the Scheduled Completion Date, then Tenant shall be entitled to a rent credit to be applied after the expiration of the Rent Abatement Period equal to one day’s Base Rent for each one day in the period from the Outside Completion Date until the date upon which the Landlord’s Work is substantially completed. Notwithstanding the foregoing, in the event any items in the Landlord’s Work or Lease which require Tenant’s consent, including but not limited to Change Orders and items considered a “Tenant Delay” (as defined in Exhibit B) and consent or direction from Tenant has not been approved by Tenant within 24 hours of Landlord request, and (ii) Tenant fails to relocate from the Premises within 24 hours of notice from Landlord as further outlined in Exhibit B and Section 8 (a), then, in such event, the Outside Completion Date shall be extended day for day for each 24 hours tenant fails to comply with (i) and (ii). For greater clarity, the construction schedule (the “Landlord Work Schedule”) will provide a timeline for commencement of Landlord Work and anticipated completion of Landlord Work. Landlord shall propose the estimated Landlord Work Schedule to Tenant within a commercially reasonable period of time after the full execution and delivery of this Fourth Amendment. Upon the Renewal Term Commencement Date, Landlord shall be responsible for compliance with all applicable laws, including but not limited to ADA, Title 24 and Title 8 (the “Laws”) regarding the exterior and common areas (including the common area restrooms) only to the extent modifications are a requirement of the City of Los Angeles. Landlord shall have the time permitted by the City of Los Angeles to perform such compliance work. Upon execution of this Fourth Amendment, Landlord may, if required apply for and obtain all permits relating to Landlord Work. In the event Tenant requests any changes to the approved construction drawings attached hereto as Exhibit B, Tenant shall be responsible for all costs associated with any changes, including but not limited to permit fees and construction costs as further detailed in Section 4.c of Exhibit B. Any changes shall be considered a Tenant Delay as further detailed in Exhibit B. Notwithstanding anything to the contrary in this Fourth Amendment or Exhibit B, Tenant shall at all times have the right to use up to five (5) exterior offices during the performance of Landlord’s Work. Landlord and Tenant shall cooperate reasonably as to which specific exterior offices may be used at any particular time so as to address Landlord’s reasonable requirements with respect to progress of the Landlord Work. Should Tenant fail to vacate a specific exterior office at an agreed to particular time, this shall constitute a Tenant Delay and completion of Landlord’s Work shall be pushed out in accordance with this Section 9.

9.1 Swing Space. Landlord agrees to provide Tenant, upon Tenant’s request with temporary swing space more particularly described on Schedule 2 attached hereto in an “as is, where is” condition for Tenant to occupy for Tenant’s Permitted Use, while Landlord performs Landlord Work (the “Swing Space”). Prior to taking possession of the Swing Space, Tenant agrees to execute a commercially reasonable month to month lease agreement (the “Temporary Space Lease Agreement”) and shall pay Landlord $4.50 per rentable square foot of the Swing Space per month. Tenant shall not be obligated to pay any Direct Expenses with respect to the Swing Space. Tenant agrees to vacate and surrender the Swing Space no later than seven (7) business days after Landlord provides Tenant with notice that the Landlord has completed Landlord Work and Tenant is able to re-occupy its Premises. In the event Tenant does not surrender the Swing Space in accordance with this Section, Tenant shall be required to pay Landlord Hold Over rent in the amount of 150% of the then current Base Rent for the Swing Space, plus any consequential damages incurred by the Landlord as a result of any Holding Over in the Swing Space not approved in writing by Landlord.

9.2 Temporary Space for Filming. If Tenant is not then occupying the Swing Space, Landlord agrees to provide Tenant, if available, upon not less than five (5) business day prior notice to Landlord written notice of Tenant’s wish to occupy office space containing not less than 75 square feet in the Building to be used for Tenant’s filming activities (the ” Filming Space”) on the terms and conditions in this Section 9.2 while Landlord performs Landlord Work. The Filming Space shall be provided in an “as is, where is” condition and Tenant agrees to pay Landlord a fee of $500.00 for each use. The use of the Filming Space shall be limited to a total of not more than five (5) filming events and each use shall not exceed 24 hours. If required by Landlord, prior to taking possession of the Filming Space, Tenant agrees to execute a commercially reasonable license agreement. The scope and nature of Tenant’s use of the Filming Space shall be substantially the same as that made by Tenant of temporary space in the Building for such purposes prior to the date of this Fourth Amendment.

9.3 Test Fit Allowance. Landlord agrees to provide Tenant with a “Test Fit Allowance” up to a maximum of $0.15 per rentable square foot. Tenant shall provide Landlord with invoices from Wolcott and will provide any additional documentation reasonably required by Landlord. Landlord shall reimburse Wolcott within 45 days of receipt of all documentation reasonably requested by Landlord. Prior to the execution of this Fourth Amendment, Landlord has received copies, in CAD and PDF, of most recent test fit plans created on behalf of Tenant.

10. Termination Option. If on the date Tenant gives the Termination Notice (as defined below) (i) a monetary default does not exist beyond any applicable notice or cure period, and (ii) Tenant’s right of possession shall have not been terminated, Tenant shall have a one-time right to terminate the Lease as to all of the Premises (the “Termination Option”) effective upon January 31, 2028 (the “Tenant Termination Date”) upon the terms and conditions set forth below.  If Tenant elects, in Tenant’s sole discretion, to exercise the Termination Option, then Tenant shall deliver irrevocable written notice (the “Termination Notice”) to the Landlord no later than January 31, 2027 (the “Tenant Termination Notice Deadline”) with one hundred percent (100%) of the Termination Fee (as defined below) to be paid concurrently with the Termination Notice, which shall be payable to the same place and in the same manner as Base Rent is then payable.  If Tenant fails to exercise the Termination Option and pay the Termination Fee on or prior to the Tenant Termination Notice Deadline, Tenant shall have no further right to terminate the Lease pursuant to this Termination Option.

The “Termination Fee” means:

a. The amount equal to the unamortized leasing commissions paid by Landlord with respect to this Fourth Amendment to the Brokers who are Tenant’s representatives with respect to the Premises;

b. The amount equal to the unamortized rent abatement that Tenant received pursuant to Section 4 of this the Fourth Amendment prior to the Tenant Termination Date; and

c. The amount equal to the unamortized cost of Landlord Work with respect to this Fourth Amendment prior to the Tenant Termination Date.

d. Each of the foregoing unamortized amounts shall be determined as of the Tenant Termination Date and shall be amortized on a straight-line basis over the period commencing on the Renewal Term Commencement Date and ending on the Renewal Term Expiration Date, including an annual rate of interest of 5% per annum. At any time after completion of the Landlord Work, in any event prior to Tenant issuing its Termination Notice, Tenant may request from Landlord a statement of the Termination Fee, which shall include the Landlord Work cost. Landlord shall provide a summary of the Termination Fee to Tenant within thirty (30) days of such request. Notwithstanding anything to the contrary herein contained, Tenant’s request for a summary of the Termination Fee will not relieve, extend or alter any of the terms and conditions as outlined in Section 10 above.

If the Tenant properly exercises the Termination Option and pays the Termination Fee in accordance with this section, then:

a. Rent will be apportioned as at the Tenant Termination Date, provided that the Tenant will be responsible for any year end adjustment billings contemplated by the Lease, including those relating to Direct Expenses or other charges properly attributable to the Premises, as those terms are defined in the Lease, upon receipt of an invoice from the Landlord notwithstanding that such invoice may have been received by the Tenant after the Tenant Termination Date. Tenant shall also be entitled to reimbursement, in accordance of the Lease, of any portion of pre-paid Direct Expense estimates or other charges attributable to its occupancy of the Premises and overpaid as of the Tenant Termination Date;

b. on or before the Tenant Termination Date the Tenant will deliver up possession of the Premises to the Landlord in accordance with the provisions of the Lease free and clear of the rights of any subtenants under any subleases entered into by the Tenant;

c. the surrender of the Premises by the Tenant and the acceptance of the surrender by the Landlord will be without prejudice to any claims of the Landlord or Tenant arising or accruing on or before the Tenant Termination Date;

d. if and when required by the Landlord, the Tenant will execute a commercially reasonable written agreement prepared by the Landlord, specifying the terms of the surrender of the Premises and containing an acknowledgement by the Tenant that it surrenders to the Landlord all rights of the Tenant under the Lease in respect of the Premises, including without limitation the right to occupy the Premises from and after the Tenant Termination Date and any rights of renewal or extension with respect thereto.

The Termination Option is personal to the Tenant first named on this Fourth Amendment (the “Original Tenant”) and any Permitted Transferee (as defined below) and is not assignable except to a Permitted Transferee in connection with the assignment of Tenant’s entire interest in the Lease, as amended. The Termination Option will terminate and be of no further force or effect upon the assignment of all or any part of the Premises by the Original Tenant to any person or entity other than a Permitted Transferee.  As used in this Fourth Amendment, the term “Permitted Transferee” means any person or entity to which the Lease may be assigned without Landlord’s consent as provided in Section 14.7(a) of the Original Lease because such assignment constitutes a non-Transfer.

11. Option to Extend.

i.	Option Term. Landlord hereby grants Tenant one (1) option to extend the Term for any or all of the Premises then leased by Tenant (the “Renewal Premises”) for a period of five (5) years (the “Option Term”), which option shall be exercisable only by written notice delivered by Tenant to Landlord as provided below, provided that, as of the date of delivery of such notice, Tenant is not in monetary default under the Lease after expiration of all applicable notice and cure periods. Upon the proper exercise of such option to extend, and provided that, at Landlord’s option, as of the end of the then-applicable Term, Tenant is not in monetary default under the Lease after expiration of all applicable notice and cure periods and Tenant has not during the twelve (12) months prior to the commencement of the Option Term been in monetary or material nonmonetary default under the Lease after expiration of all applicable notice and cure periods, the Term shall be extended for a period of five (5) years. The rights contained in this Section 11(i) shall be personal to the Original Tenant and any Permitted Transferee who is an assignee of Tenant’s entire interest in the Lease and may only be exercised by the Original Tenant and any such Permitted Transferee (and not any assignee, sublessee or other transferee of the Original Tenant’s interest in the Lease other than a Permitted Transferee). If Tenant does not timely exercise its option to extend, as set forth in this Section 11(i), then the option to extend, as set forth in this Section 11(i), shall terminate, and Tenant shall have no further options to extend the Term.

ii.	Base Rent During Option Term. The Base Rent payable by Tenant, on an annual per rentable square foot basis during each Option Term, if applicable (the “Option Rent”), shall be equal to the Office Fair Market Rent Rate (as defined hereinbelow). The “Office Fair Market Rent Rate” for purposes of determining the Option Rent for the Renewal Premises during the Option Term shall be equal to the Base Rent, calculated on an annual per rentable square foot basis, including all escalations, at which tenants, as of the commencement of the Option Term, are leasing non-sublease, non-encumbered, non-equity, non-renewal, non-expansion, fully permitted office space comparable in size, location and quality to the Renewal Premises, for a lease term of five (5) years or longer, for general office use, in an arm’s length transaction, which comparable space is located in the Project and in the Comparable Buildings (as defined hereinbelow) (collectively, the “Comparable Office Transactions”), and which Comparable Office Transactions have been entered into within the nine (9) month period prior to Landlord’s delivery of the Rent Notice (as defined below). The Office Fair Market Rent Rate shall be determined taking into consideration (i) the measurement standard used to determine the rentable area in the Comparable Office Transactions as compared to the measurement standard used under the Lease and (ii) the following concessions (collectively, the “Concessions”): (a) rental abatement concessions, if any, being granted such tenants in connection with such comparable space; (b) tenant improvements or allowances provided or to be provided for such comparable space, and taking into account the value of the existing improvements in the subject space, such value to be based upon the age, condition, design, quality of finishes and layout of the improvements and the extent to which the same could be utilized by a general office user; and (c) other reasonable monetary concessions being granted such tenants in connection with such comparable space. Such Concessions, at Landlord’s election, either (A) shall be reflected in the effective rental rate payable by Tenant (which effective rental rate shall take into consideration the total dollar value of such Concessions as amortized on a straight-line basis over the applicable term of the comparable transaction), in which case such Concessions evidenced in the effective rental rate shall not be granted to Tenant, or (B) shall be granted to Tenant in kind. For purposes of the Lease, the term “Comparable Buildings” shall mean first-class office buildings of comparable quality, age, size and located in the Miracle Mile area of Los Angeles, California.

iii.	Exercise of Options. The options contained in this Section 11 shall be exercised by Tenant, if at all, only in the following manner: (i) Tenant shall deliver written notice to Landlord not less than nine (9) months, but not more than twelve (12) months, prior to the expiration of the Extension Term; (ii) Landlord, within thirty (30) days after receipt of Tenant’s notice, shall deliver notice (the “Option Rent Notice”) to Tenant setting forth the Option Rent; (iii) thereafter, if Tenant does not accept Landlord’s proposed Option Rent, Landlord and Tenant shall attempt to agree upon the Option Rent for a period of up to thirty (30) days following receipt of the Option Rent Notice (the “Negotiation Period”).

iv.	Determination of Option Rent. If Landlord and Tenant fail to reach agreement as to the Option Rent during the Negotiation Period, the parties shall determine Option Rent through arbitration, and each party shall make a separate determination of the Option Rent and, within five (5) business days after the last day of the Negotiation Period (the fifth (5th) business day referred to as the “Outside Submittal Date”), concurrently exchange such determinations and such determinations shall be submitted to arbitration in accordance with Section 11(iv)(a) through Section 11(iv)(g) below.

a. Landlord and Tenant shall each appoint one arbitrator who shall be a real estate broker who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of commercial mixed-use office, retail properties in the Los Angeles, California.  Each such arbitrator shall be appointed within fifteen (15) business days after the Outside Submittal Date.  Landlord and Tenant may consult with their selected arbitrators prior to appointment and may select an arbitrator who is favorable to their respective positions.  The arbitrators so selected by Landlord and Tenant shall be deemed “Advocate Arbitrators.”

b. The two (2) Advocate Arbitrators so appointed shall be specifically required pursuant to an engagement letter within ten (10) days of the date of the appointment of the last appointed Advocate Arbitrator to agree upon and appoint a third arbitrator (“Neutral Arbitrator”) who shall be qualified under the same criteria set forth hereinabove for qualification of the two Advocate Arbitrators, except that neither the Landlord or Tenant or either parties’ Advocate Arbitrator may, directly or indirectly, consult with the Neutral Arbitrator prior or subsequent to his or her appearance.  The Neutral Arbitrator shall be retained via an engagement letter jointly prepared by Landlord’s counsel and Tenant’s counsel.

c. The determination of the Neutral Arbitrator shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Option Rent is the closest to the actual Option Rent, taking into account the requirements of Section 11(ii) of this Fourth Amendment, as determined by the Neutral Arbitrator.  The Neutral Arbitrator shall, within thirty (30) days of the appointment of the Neutral Arbitrator, select either Landlord’s or Tenant’s submitted Option Rent for the applicable Option Term, and shall notify Landlord and Tenant thereof within such timeframe.

d. The decision of the Neutral Arbitrator shall be binding upon Landlord and Tenant.

e. If either Landlord or Tenant fails to appoint an Advocate Arbitrator within fifteen (15) business days after the applicable Outside Submittal Date, the Advocate Arbitrator appointed by one of them shall reach a decision, notify Landlord and Tenant thereof, and such arbitrator’s decision shall be binding upon Landlord and Tenant.

f. If the two Advocate Arbitrators fail to agree upon and appoint a Neutral Arbitrator, or both parties fail to appoint Advocate Arbitrators, then the appointment of the Neutral Arbitrator or any Advocate Arbitrator shall be dismissed and the Option Rent to be decided shall be forthwith submitted to arbitration under the provisions of the American Arbitration Association, but subject to the instruction set forth in this Section 11(iv).

g. The cost of the arbitration shall be paid by Landlord and Tenant equally; provided that Tenant shall pay for the cost of its appointed Advocate Arbitrator, Landlord shall pay for the cost of its appointed Advocate Arbitrator and Landlord and Tenant shall each pay one-half (1/2) of the fees of the Neutral Arbitrator.

In the event that the Option Rent shall not have been determined pursuant to the terms hereof prior to the commencement of the Option Term, Tenant shall be required to pay the Option Rent initially provided by Landlord to Tenant, and upon the final determination of the Option Rent, the payments made by Tenant shall be reconciled with the actual amounts of Option Rent due, and the appropriate party shall make any corresponding payment to the other party.”

12. Base Year. Effective as of the Renewal Term Commencement Date, the Base Year shall be reset to calendar year 2021.

13. Proposition 13. Effective as of the Renewal Term Commencement Date, the Lease shall be amended to add the following to the end of Section 4.2(e)(2) of the Original Lease: “Notwithstanding the foregoing, Tenant and Landlord agree that if a sale, transfer or other change of ownership of the Building or Project occurs, then Tenant shall not be obligated to pay for increases in Tax Expenses as a result thereof for the first thirty-six (36) months of the Lease Term following the Renewal Term Commencement Date.”

14. Right of First Offer.

i)	Tenant shall have an on-going right of first offer to lease any contiguous space in the Building located on the third (3rd) floor (the “First Offer Space”), when such applicable First Offer Space becomes available for lease as provided hereinbelow as reasonably determined by Landlord. For purposes hereof, the applicable First Offer Space shall become available for lease immediately prior to the first time Landlord intends to submit to a third (3rd) party (excluding existing tenants of such First Offer Space, holders of Superior Rights (defined below), affiliates of any such existing tenants of such First Offer Space, or affiliates of holders of such Superior Rights) a bona fide proposal or letter of intent to lease the applicable First Offer Space. Notwithstanding anything herein to the contrary , Tenant’s right of first offer set forth herein shall be subject and subordinate to all rights of expansion, renewal, extension, first refusal, first offer or similar rights for all or any portion of the applicable First Offer Space granted to any tenants of the Real Property pursuant to leases which have been executed as of the date of execution of this Fourth Amendment (collectively, the “Superior Rights”); and (B) Tenant’s right of first offer set forth herein shall be subject to Landlord’s review and approval of Tenant’s then-existing financial condition, which approval Landlord shall not unreasonably withhold, condition or delay; provided that with respect to the leasing of any First Offer Space containing more than 4,281 rentable square feet, Landlord shall be deemed to have approved Tenant’s then-existing financial condition if Tenant’s has a net worth of at least $68,000,000.00. Should Landlord decide to improve the First Offer Space as a speculative suite, whether Landlord has a third (3rd) party prospective tenant ready to lease the First Offer Space upon completion of the speculative suite or not, then Landlord agrees to follow the first offer process as provided in Section 14(ii) below prior to commencing improvements to the First Offer Space, except that such notice may or may not include a prospective third (3rd) party tenant and such notice may only function to notify Tenant of Landlord’s intent to construct a speculative suite so that Tenant (pursuant to this Right of First Offer) may have the first opportunity to lease the First Offer Space prior to its conversion to a speculative suite.

ii)	Terms of Lease of First Offer Space. Landlord shall give Tenant written notice (the “First Offer Notice”) that the applicable First Offer Space will or has become available for lease by Tenant as provided above (as such availability is reasonably determined by Landlord) pursuant to the terms of Tenant’s right of first offer, as set forth in this Section 14, provided that no holder of Superior Rights desires to lease all or any portion of such First Offer Space. Any such Landlord’s First Offer Notice delivered by Landlord shall identify the First Offer Space and set forth the terms upon which Landlord would lease such applicable First Offer Space to Tenant, including, without limitation (i) the anticipated date upon which such applicable First Offer Space will be available for lease by Tenant and the commencement date therefor, (ii) a schedule of construction of tenant improvements for such applicable First Offer Space, if any, (iii) the Base Rent payable for such applicable First Offer Space, which shall be equal to the Office Fair Market Rental Rate for such applicable First Offer Space, (iv) any tenant improvement allowance for such applicable First Offer Space (which shall be determined by Landlord as part of the Office Fair Market Rental Rate for such applicable First Offer Space), and (iv) the term of the lease for such applicable First Offer Space, which shall in all events be coterminous with the Term for the Premises.

iii)	Procedure for Acceptance. On or before the date which is ten (10) business days after Tenant’s receipt of the Landlord’s First Offer Notice (the “Election Date”), Tenant shall deliver written notice to Landlord (“Tenant’s Election Notice”) pursuant to which Tenant shall have the ongoing right to elect either to: (i) lease the entire applicable First Offer Space described in the First Offer Notice upon the terms set forth in the First Offer Notice; or (ii) not lease such applicable First Offer Space described in the First Offer Notice. If Tenant does not deliver Tenant’s Election Notice electing one of the options in clauses (i) or (ii) hereinabove by the Election Date, Tenant shall be deemed to have elected not to lease the applicable First Offer Space described in the First Offer Notice pursuant to clause (ii) hereinabove. If Tenant elects or is deemed to have elected not to lease the applicable First Offer Space described in the First Offer Notice, then Tenant’s right of first offer set forth in this Section 14 shall terminate with respect to such applicable First Offer Space so identified in the First Offer Notice and Landlord shall thereafter have the right to lease all or any portion of such applicable First Offer Space so described in the First Offer Notice to anyone to whom Landlord desires on any terms Landlord desires. Notwithstanding anything in this Section 14 to the contrary, (A) Tenant must elect to exercise its right of first offer herein with respect to the entire applicable First Offer Space identified in any applicable First Offer Notice and may not elect to lease only a portion thereof, and (B) Tenant’s right of first offer to lease any First Offer Space not previously identified in any applicable First Offer Notice delivered by Landlord to Tenant shall not terminate as a result of Tenant’s election or deemed election to refuse to lease any other applicable First Offer Space so identified in a First Offer Notice, and shall continue until the earlier of (1) the date such other applicable First Offer Space first becomes available for lease as determined by Landlord as provided hereinabove, or (2) the expiration of the First Offer Period.

iv)	Amendment to Lease. If Tenant leases the applicable First Offer Space pursuant to this Section 14, Landlord and Tenant shall promptly execute an amendment to the Lease covering such applicable First Offer Space and the lease terms thereof.

v)	Default; Personal. Notwithstanding anything in the foregoing to the contrary, at Landlord’s option, and in addition to all of Landlord’s remedies under the Lease, at law or in equity, the right of first offer hereinabove granted to Tenant with respect to each applicable First Offer Space shall not be deemed to be properly exercised if, as of the date Tenant delivers Tenant’s Election Notice to Landlord for such applicable First Offer Space, Tenant is in default under the Lease beyond any applicable notice and cure periods. In addition, Tenant’s right of first offer to lease each such applicable First Offer Space is personal to the Original Tenant and any Permitted Transferee who is an assignee of Tenant’s entire interest in the Lease and may only be exercised by the Original Tenant and any such Permitted Transferee (and not any assignee, sublessee or other transferee of the Original Tenant’s interest in the Lease other than a Permitted Transferee).

15. Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Fourth Amendment except for Onni (as Landlord’s representative) and Savills, Inc. and Jones Lang LaSalle Brokerage, Inc. (as Tenant’s representatives) (collectively, “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Fourth Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than Brokers, occurring by, through, or under the indemnifying party. Landlord covenants and agrees to pay all real estate commissions due in connection with this Fourth Amendment to Brokers in accordance with a separate commission agreement.

16. Captions. The captions used in this Fourth Amendment are for convenience only and shall have no effect upon the interpretation of this Fourth Amendment.

17. Ratification of Original Lease. Except as expressly amended herein, the Original Lease, First Amendment, Second Amendment and Third Amendment shall remain in full force and effect and, as hereby amended, are ratified and confirmed by the parties hereto. In the event of a conflict between the provisions of this Fourth Amendment and those of the Lease, the provisions of this Fourth Amendment shall control.

18. Counterparts. This Fourth Amendment may be executed in counterparts, and each of such counterpart signature pages combined to create one and the same instrument.

19. Release of Guarantor. By executing this Fourth Amendment, Landlord agrees that upon Tenant’s delivery to Landlord of the Letter of Credit as provided in Section 20, the guaranty of the Lease titled “Guaranty of Lease and Release” and executed August 9, 2019 (the “Guaranty”) in favor of Landlord in connection with the Lease shall be fully extinguished and of no further force or effect as of such delivery. Effective upon the delivery of the Letter of Credit, Landlord hereby releases and forever discharges all and/or any actions, claims, rights, demands, and set-offs, whether in this jurisdiction or in any other, whether or not presently known to Landlord or to the law, and whether in law or equity, that Landlord ever had, may have or hereafter can, shall or may have against ALLIED ESPORTS ENTERTAINMENT, INC., a Delaware corporation, arising out of the Lease or the Guaranty.

20. Security Deposit and Letter of Credit.

20.1 Security Deposit. Landlord and Tenant acknowledge that Landlord currently holds a Security Deposit in the amount of Twenty Seven Thousand Five Hundred Fifty Four and 58/100 Dollars ($27,554.58). Concurrently with Tenant’s execution of this Fourth Amendment, Tenant agrees to increase the amount of the security deposit by Seventy Two Thousand Four Hundred Forty Five and 42/100 Dollars ($72,445.42) for a total Security Deposit of One Hundred Thousand and No/100 Dollars ($100,000.00) (the “Security Deposit”), as security for the faithful performance by Tenant of all of its obligations under the Lease. If Tenant defaults with respect to any provisions of the Lease, including, but not limited to, the provisions relating to the payment of Rent, the removal of property and the repair of resultant damage, Landlord may, without further notice to Tenant, but shall not be required to apply all or any part of the Security Deposit for the payment of any Rent or any other sum in default and Tenant shall, upon demand therefor, restore the Security Deposit to its original amount. Any unapplied portion of the Security Deposit shall be returned to Tenant, or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder, within thirty (30) days following the expiration of the Lease Term. Tenant shall not be entitled to any interest on the Security Deposit. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, or any successor statute and all other provisions of law, now or hereafter in effect, which (i) establish the time frame by which a landlord must refund a security deposit under a lease, and/or (ii) provide that a landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a tenant or to clean the premises, it being agreed that Landlord may, in addition, claim those sums specified in this Section above and/or those sums reasonably necessary to compensate Landlord for any loss or damage caused by Tenant’s default of the Lease, including, but not limited to, all damages or rent due upon termination of the Lease pursuant to Section 1951.2 of the California Civil Code.

20.2 Letter of Credit. On or before April 30, 2021, Tenant and Landlord agree that the Security Deposit must be converted to a Letter of Credit and Tenant shall deposit with Landlord an unconditional, irrevocable and transferable Letter of Credit in the amount of One Hundred Thousand and No/100 Dollars ($100,000.00), which shall replace the cash Security Deposit, in a form as shown in the attached Letter of Credit Rider (“LC Rider”) attached hereto and incorporated herein by this reference, with a term of at least one (1) year from the date of this Fourth Amendment and which shall provide for its automatic renewal from year to year thereafter unless terminated by the issuing bank or replaced by Tenant with another bank that is an Approved Bank or otherwise reasonably acceptable to Landlord not less than thirty (30) days prior to its expiration date, subject to the terms below, in a commercially reasonable form satisfactory to Landlord in its reasonable discretion and issued by and drawn on a bank satisfactory to Landlord in its reasonable discretion for the account of Landlord, as security for the performance and observance by Tenant of the terms, covenants, conditions and provisions of the Lease (the “Letter of Credit”); provided, that, notwithstanding anything to the contrary contained herein, Landlord acknowledges and agrees that: (a) the form of Letter of Credit attached hereto as Exhibit 1; and (b) a bank that is an “Approved Bank” (as defined below) shall be deemed satisfactory to Landlord for purposes of this sentence. Tenant at any time, but not more than once in any twenty four (24) month period, at Tenant’s cost, including any costs incurred by Landlord, may substitute a new Letter of Credit meeting all the requirements of this Fourth Amendment for an existing Letter of Credit and Landlord agrees to cooperate with Tenant in accomplishing that substitution by releasing the Letter of Credit then held by Landlord upon receipt of the new Letter of Credit meeting all requirements of this Fourth Amendment.

Upon Landlord’s receipt of the Letter of Credit, Tenant and Landlord agree that, at Tenant’s election, Landlord shall either return the cash Security Deposit to Tenant or apply the cash Security Deposit in the amount of $100,000.00 towards any current or future Base Rent then due or next coming due. In the event Tenant fails to provide Landlord the Letter of Credit on or before April 30, 2021, Landlord’s may, at Landlord’s sole and absolute discretion keep the cash Security Deposit as security for the faithful performance by Tenant of all of its obligations under the Lease as well as require Tenant to provide Landlord with the Letter of Credit as required herein. The cash Security Deposit and Letter of Credit shall be returned to Tenant at the expiry of the Lease Term upon the terms and conditions contained in Article 20 of this Fourth Amendment.

20.3 Increased Letter of Credit. Provided Tenant is not in default under this Fourth Amendment, and as a condition to the release of the Guarantor noted in Section 19 of this Fourth Amendment, Tenant agrees to increase the amount of the Letter from Credit by One Hundred Thousand and 00/100 Dollars ($100,000.00) for a total Letter of Credit in the amount of Two Hundred Thousand and 00/100 Dollars ($200,000.00) (the “Increased Letter of Credit”). As noted in Section 19, the Guarantor shall be released from its obligations under the Lease upon receipt of the Increased Letter of Credit by Landlord. For clarity, Tenant’s delivery of the Increased Letter of Credit is only a condition to the release of the Guarantor and Tenant’s failure to deliver the Increase Letter of Credit shall not be a default by Tenant.

As used herein, an “Approved Bank” shall mean one of the following banks: Bank of California, Wells Fargo Bank, N.A., Mizuho Bank, LTD., Goldman Sachs Lending Partners LLC, Bank of America, N.A., JPMorgan Chase Bank, N.A., Morgan Stanley Bank, N.A., Bank Leumi USA, Barclays Bank PLC and Credit Suisse. Notwithstanding anything to the contrary contained herein, the Letter of Credit shall permit draws via overnight courier or facsimile. Tenant shall, at least thirty (30) days prior to the expiration thereof, renew the Letter of Credit from time to time, or deliver to Landlord a new Letter of Credit (in a form reasonably satisfactory to Landlord), amendment to the Letter of Credit (in a form reasonably satisfactory to Landlord) or an endorsement to the Letter of Credit (in a form reasonably satisfactory to Landlord), and any other evidence reasonably required by Landlord that the Letter of Credit has been renewed for a period of at least one (1) year; provided, that Tenant shall ensure that a Letter of Credit shall be in effect until the date which is one hundred twenty (120) days following the Expiration Date. If Tenant shall fail to renew or replace the Letter of Credit as aforesaid, Landlord may present the Letter of Credit for payment and retain the proceeds thereof as security in lieu of the Letter of Credit and, in such event, Tenant’s obligation to restore the Letter of Credit to the then required amount hereunder shall be governed by this Fourth Amendment. Upon delivery to Landlord of any new or replacement Letter of Credit, Landlord shall return to Tenant for cancellation, together with any reasonable evidence required by the issuer authorizing cancellation, any Letter of Credit then held by Landlord.

[Signature Provisions on Following Page.]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Fourth Amendment to be executed the day and date first above written.

LANDLORD:				TENANT:

ONNI WILSHIRE COURTYARD LLC				WPT ENTERPRISES, INC.,
a Delaware limited liability company				a Nevada Corporation

By:	ONNI CALIFORNIA #2 LLC,			By:	/S/ Adam Pliska
	a Nevada limited liability company,			Name:	Adam Pliska
	its general partner			Title:	CEO

	By:	/S/ Giulio De Cotiis
		Name:	Giulio De Cotiis
		Title:	Director

EXHIBIT B

TENANT WORK LETTER

This Tenant Work Letter sets forth the agreement between Landlord and Tenant with respect to Landlord’s construction of the Landlord Work.  Each initially capitalized term not defined herein that is defined in the Lease shall have the same meaning as that ascribed to it in the Lease.

1. Definitions.

a. The term “Landlord Work” shall mean all the construction material, hardware and equipment pursuant to Landlord’s specifications, together with the labor necessary to construct and install improvements to the Premises, as the case may be, pursuant to the space plan, attached to this Exhibit B as Schedule “1” (the “Space Plan”), exclusive of any Tenant Work.

b. The term “Governmental Authority” shall mean the United States of America, the City and County of Los Angeles, and State of California, or any political subdivision, agency, department, commission, board, bureau or instrumentality of any of the foregoing, now existing or hereafter created, having jurisdiction over the Project.

2. Landlord Work.

a. Landlord shall (i) obtain all applicable building permits for construction of the Tenant Improvements, and (ii) construct the Landlord Work as depicted on the Space Plans, in compliance with such building permits and all applicable laws in effect at the time of construction, and in good workmanlike manner. Except as otherwise provided in Section 4 of this Tenant Work Letter, Landlord shall pay for the cost of the design and construction of the Landlord Work. Subject to Section 7 of this Tenant Work Letter, Tenant shall accept the Premises in their “AS-IS” condition as of the date in which the Premises are ready for occupancy (the “Ready for Occupancy Date”) and Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises (except as provided in this Tenant Work Letter). As used herein, the term “ready for occupancy” means that the Landlord Work has been substantially completed, Tenant has been given unrestricted access to the Premises and an acceptance of occupancy has been issued for the Premises and the Landlord Work or the existing certificate of occupancy for the Premises (or other governmental approval allowing use and occupancy of the Premises for Tenant’s permitted use), as modified by the Landlord Work, shall continue to be effective.

b. Any improvements other than the Landlord Work except as otherwise expressly contained herein to the contrary (including with respect to Change-Orders to the final plans), necessary or desired by Tenant for Tenant’s occupancy of the Premises, shall be effected by Tenant, at its sole cost and expense, in accordance with the terms and provisions of the Lease.

c. The Space Plan is hereby approved by Landlord and Tenant.

3. The Plans.

a. Design Restrictions.  Landlord shall not be required to perform, and Tenant shall not request, work which would (i) require changes to structural components of the Building or the exterior design of the Building, (ii) require any material modification to the Building systems or other Building installations outside the Premises, (iii) not comply with all applicable Laws, (iv) be incompatible with either the Certificate of Occupancy issued for the Building or the Building’s status as a first-class office building, or (v) adversely affect, or increase the cost of, Landlord’s provision of services to other tenants of the Building.  Any changes required by any Governmental Authority affecting the construction of the Premises shall be performed by Landlord, at Landlord’s sole cost, and shall not be deemed to be a violation of the Space Plan or of any provision of this Tenant Work Letter and shall be deemed automatically accepted and approved by Tenant.  Landlord shall give notice to Tenant of any change in the Space Plan required by any Governmental Authority promptly after Landlord receives notice thereof.

b. Effect of Landlord’s Approval; Landlord’s Disclaimer.  Landlord shall have no liability to Tenant or to any third party by virtue of the existence or exercise of its consent or approval rights in this Section 3.  Neither the review nor approval by Landlord of the Space Plan and resulting final plans shall constitute a representation or warranty by Landlord that such final plans either (i) are complete or suitable for their intended purpose, or (ii) comply with applicable laws and any insurance requirements, or (iii) conform to the requirements of this Tenant Work Letter; it being expressly agreed by Tenant that Landlord assumes no responsibility or liability whatsoever to Tenant or to any other person or entity for such completeness, suitability, compliance or conformance.  Notwithstanding any provision to the contrary in this Section 3.b, Landlord shall construct the Landlord Work in compliance with all applicable laws and in accordance with this Tenant Work Letter. Nothing in this Section 3.b shall limit the liability of Landlord’s contractor or architect.

4. Change-Orders.

a. The term “Change-Order(s)” shall mean any change in the Space Plan requested by Tenant for any portion of the Landlord Work.

b. All Change-Orders shall be subject to Landlord’s approval in accordance with this Tenant Work Letter, except the time period within which Landlord shall respond shall be three (3) business days.

c. If Landlord notifies Tenant that it approves a proposed Change-Order, concurrently with such approval, Landlord shall deliver to Tenant (1) an estimate of the cost to perform such Change-Order, which estimate shall include Landlord’s contractor’s fee for overhead, general conditions and profit and a fee to Landlord equal to five percent (5%) of the cost of the Change-Order, and (2) a statement setting forth whether in Landlord’s commercially reasonable judgment, the performance of such Change-Order will cause a Tenant Delay (as that term is hereinafter defined), and Landlord’s estimate of the length of the Tenant Delay.  Tenant shall have three (3) business days to give Landlord written notice of acceptance or rejection of the items in subparagraphs (1) and (2).  In the event Tenant accepts such Change-Order and the aggregate cost of the Landlord Work and such Change-Order exceeds the cost of the tenant improvements as described in the Space Plan (as modified by Change Orders previously approved by Landlord and Tenant), Tenant, concurrently with its delivery of the aforesaid notice, shall pay to Landlord an amount equal to Landlord’s estimate of such excess resulting from the cost of such Change-Order for disbursement by Landlord in accordance hereof.  In the event Tenant rejects the items in subparagraph (1) and (2), or if Tenant fails to timely respond or fails to give notice within the three (3) business day period, then Tenant shall conclusively be deemed to have withdrawn its request for such Change-Order.

d. Tenant’s failure to deliver the payments required in this Section shall entitle Landlord to stop the construction and installation of the Landlord Work as reasonably necessary until such payment is received, and the period of such work stoppage shall be a period of Tenant Delay.  In addition, all delinquent payments shall accrue interest at the default rate as outline in the Lease.

5. Tenant Delay.  Any delay in the substantial completion of the Landlord Work that results from the following events are each individually and collectively referred to as “Tenant Delay”:

a. Tenant’s failure to comply with the dates and time limits in the Work Letter; or

b. Any materials, finishes or installations requested by Tenant (or the labor therefor) are “long lead items” or are not generally available. Landlord shall use best commercial efforts to notify Tenant in advance of any items that may be “long lead items”; provided that to Landlord’s knowledge no item identified on the Space Plan constitutes a “long lead item” for purposes hereof; or

c. The performance of any work by Tenant or any person, firm, or corporation employed by Tenant; or

d. Change-Orders, and any work stoppage resulting from any pending Change-Order request; or

e. A modification is requested by Tenant to the final plans that will require the approval of, or issuance of an additional permit by, any Governmental Authority in order to construct or install same that would not have been required in the absence of such modification; or

f. Any periods in which the Landlord Work has been delayed in commencing, stopped or been suspended due to Tenant’s failure to deliver or deposit any payments required pursuant to this Work Letter; or

g. Any Default or delay by Tenant or its agents hereunder or under the Lease; or

h. Any other act or omission of Tenant.

6. Designation of Tenant’s Construction Agent.  Except as provided hereinafter, neither Tenant nor its agents, employees, invitees or independent contractors shall enter the Premises during the performance of the Landlord Work.  Tenant hereby designates John McMahon as its authorized agent (“Tenant’s Construction Agent”) for the purpose of submitting to Landlord and authorizing any Change-Orders and for the purpose of consulting with Landlord as to any and all aspects of the Landlord Work.  Tenant’s Construction Agent shall have the right to inspect the Premises during the course of the Landlord Work, provided Tenant’s Construction Agent shall make a prior appointment with Landlord and/or its contractor at a mutually convenient time.

7. Acceptance of Work.  Landlord shall give Tenant ten (10) days’ prior written notice (the “Completion Notice”) of the Ready for Occupancy Date.  Tenant shall then have the obligation on or prior to the date that is fifteen (15) days after Tenant’s receipt of the Completion Notice to prepare a list of punchlist items based on an inspection of the Premises with Landlord, provided however, Tenant shall be permitted to provide a list of additional punchlist items up and to the date that is thirty (30) days after Tenant’s receipt of the Completion Notice. Any items not on such list (other than latent defects) shall be deemed accepted by Tenant.  Landlord shall correct the punchlist items within sixty (60) days following the Renewal Term Commencement Date.  Tenant’s taking possession of the Premises shall be deemed conclusive evidence that the Premises were in good order and satisfactory condition upon delivery of possession, except as to the punchlist items and latent defects in the Landlord Work of which Tenant shall have given Landlord written notice on or prior to the first anniversary of the Renewal Term Commencement Date.  No promise of Landlord to construct, alter, remodel or improve the Premises or the Building, and no representation by Landlord or its agents respecting the condition of the Premises or the Building has been made to Tenant or relied upon by Tenant other than as may be contained in the Lease or this Fourth Amendment. Landlord shall cause the contractor completing the Landlord Work to issue industry standard warranties with respect to labor and materials, which warranties shall provide assurance to Landlord that the Landlord Work shall be free of defects in workmanship and/or materials for a period of twelve (12) months from the date of substantial completion of the Landlord Work (unless an industry standard period would be shorter than twelve (12) months). If, within the established warranty period, Landlord receives written notification from Tenant setting forth with specificity any such defects, Landlord shall use commercially reasonable efforts to cause the contractor at its sole cost and expense to promptly repair the same.

8. Tenant’s Rights of Access.

a. If and to the extent permitted by Applicable Laws and by the Landlord’s construction schedule, Tenant, shall have access to the Premises to install furniture, fixtures, equipment and cabling within the Premises (the “Tenant Installation Work”), subject to and in accordance with the terms and provisions of this Fourth Amendment and the general requirements from time to time promulgated by Landlord for Tenant’s Contractors performing work in the Building. Landlord shall provide Tenant with a construction timeline prior to the commencement of the Landlord Work. Landlord may require, at Landlord’s sole and absolute discretion, Tenant to remove all furniture and objects from particular areas of the Premises at different periods during the construction of Landlord Work; provided that Landlord shall provide written notice of that relocation requirement not less than 24 hours prior to the date the removal must be accomplished. Tenant may not be able to occupy certain areas of the Premises for various periods of time, however Landlord will use its best commercial efforts to enable Tenant to continue to occupy and use the Premises. Landlord shall provide Tenant with as much notice as reasonably possible given the nature and timing of the work, which may require tenant to relocate its furniture and equipment and allow Tenant to make alternate plans for their business operations, including without limitation use of the Swing Space.

b. Tenant agrees that any such entry into the Premises shall be deemed to be under all of the terms, covenants, conditions, and provisions of the Lease and this Forth Amendment, except as to the covenant to pay Rent, and further agrees that in connection therewith, Landlord shall not be liable in any way for any injury, loss, or damage which may occur to any of Tenant Installation Work and installations made in said Premises or to property placed therein prior to the Renewal Term Commencement Date and thereafter, the same being at Tenant’s sole risk.

c. If Tenant shall enter upon the Premises prior to the completion of the Landlord Work, Tenant shall indemnify and save Landlord harmless from and against any and all Losses arising from or claimed to arise as a result of any act, neglect or failure to act of Tenant or anyone entering the Premises with Tenant’s permission.  For purposes of this Tenant Work Letter, the term “Losses” shall mean any and all losses, liabilities, damages, claims, judgments, fines, suits, demands, costs, interest and expenses of any kind or nature (including reasonable attorneys’ fees and disbursements) incurred in connection with any claim, proceeding or judgment and the defense thereof, and including all costs of repairing any damage to the Premises or the Building or the appurtenances of any of the foregoing to which a particular indemnity and hold harmless agreement applies. Notwithstanding the foregoing, Tenant shall not be obligated to indemnify or save Landlord harmless from any Losses to the extent arising from the negligence or willful misconduct of Landlord or Landlord’s agents, employees or contractors.

9. Standards of Performance for the Tenant Installation Work.  Tenant’s right to enter the Premises to perform the Tenant Installation Work prior to completion of the Tenant Installation Work is conditioned upon full performance and compliance by Tenant and/or Tenant’s Contractors (as that term is hereinafter defined) with each of the following covenants, conditions and requirements:

a. Approval of Plans.  Tenant shall not install any portion of the Tenant Installation Work until Landlord shall have approved any plans applicable thereto.  Tenant shall prosecute the Tenant Installation Work with commercially reasonable diligence.  Any drawings and specifications reasonably requested by Landlord necessary to approve the Tenant Installation Work shall be delivered both on paper (half-size format) and on CD.

b. Building Permits.  Tenant, at its own cost and expense, shall obtain from any Governmental Authority having jurisdiction all required building and other permits and approvals relative to the Tenant Installation Work.  Tenant shall not perform any portion of the Tenant Installation Work for which any permit or license is required to be obtained prior to the performance thereof unless Tenant shall have obtained such permit or license.

c. Evidence of Insurance.  No Tenant’s Contractor shall commence performance of Tenant Installation Work unless Tenant and such Tenant’s Contractor shall have submitted to Landlord certificates of insurance demonstrating compliance with the insurance guidelines from time to time promulgated by Landlord for contractors performing work on behalf of tenants in the Building.

d. Contractor Approval and Cooperation.  Each contractor and subcontractor to be used by Tenant for Tenant Installation Work (each a “Tenant’s Contractor”, and collectively, “Tenant’s Contractors”) shall be subject to Landlord’s approval, which shall not be unreasonably withheld, conditioned, or delayed, and no such Tenant’s Contractor shall commence to perform the Tenant Installation Work until it shall have been approved by Landlord.

e. Quality of Construction.  Tenant shall use only new, first class materials in the Tenant Installation Work.  Tenant shall cause all Tenant Installation Work to be done in a good and workmanlike manner; provided that nothing in this Tenant Work Letter shall prohibit Tenant from reusing furniture, fixtures and equipment existing in the Premises on the date of the Fourth Amendment.

f. Non-Interference.  Tenant shall conduct its activities (and shall cause Tenant’s Contractors to conduct their activities) in or about the Building so as not to unreasonably interfere with or hinder the progress of or damage the work of any other contractors then doing work in the Building.

g. Storage of Tenant’s Materials and Equipment.  Tenant’s and Tenant’s Contractors’ construction equipment and materials shall be kept within the Premises.

10. Freight Elevators/Loading Dock.

a. Normal Working Hours of the Building.  Landlord shall make the Building’s freight elevators and loading docks available to Tenant and Tenant’s Contractors for personnel and small tools during the Normal Working Hours, without charge and without discrimination, in common with others entitled to use the same.  Tenant shall not be entitled to use the Building’s freight elevators or loading docks for materials during Normal Working Hours.

b. Other Hours.  Landlord shall make the Building’s freight elevators and loading docks available to Tenant and Tenant’s Contractors for personnel, small tools, materials and freight outside of Normal Working Hours, on a reserved exclusive basis, subject to advance reservation with Landlord, and Landlord shall administer such reservations without discrimination among the tenants of the Building. Tenant shall pay for usage under this Section 10.b in accordance with the then current rates therefor.

c. Normal Working Hours.  For purposes of this Tenant Work Letter, the term “Normal Working Hours” shall mean 7:00 a.m. to 3:00 p.m. on business days.

11. Miscellaneous.

a. Except as expressly set forth herein or in the Lease as amended by this Fourth Amendment, Landlord has no oral or written agreement with Tenant to do any work with respect to the Building or the Premises.

b. This Tenant Work Letter shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the Premises or any additions thereto in the event of a renewal or extension of the initial term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement thereto.

c. All notices, requests, consent, approval, demands and other communications under this Tenant Work Letter shall be in writing and shall be given in the same manner as notices under the Lease, except electronic mail shall be considered a valid form of notice; provided that as to the Tenant any such notice by electronic mail must be given to all of the following email addresses: john.mcmahon@wpt.com.

d. Whenever a party is required to take any action within or by the end of a specific period of time described in this Tenant Work Letter with reference to a notice from the other party, the first business day of such period shall be the first business day after the business day on which such notice is received by all of the persons to whom such notice must be given.

e. This Tenant Work Letter and the Fourth Amendment, together with the Lease, sets forth the entire agreement of Tenant and Landlord regarding the Landlord Work.  This Tenant Work Letter may only be amended if in writing and duly executed by both Landlord and Tenant.

f.   Time is of the essence of this Tenant Work Letter and each and all of its provisions; provided, however, that wherever under the terms and provisions of this Tenant Work Letter the time for payment or performance falls upon a Saturday, Sunday or Holiday (as defined in Article 6 of the Lease), such time for payment or performance shall be extended to the next Business Day.

g. In the event of any express inconsistencies between the Lease, as amended by the Fourth Amendment, and this Tenant Work Letter, the terms of this Tenant Work Letter shall govern and control.  Any default by a party hereunder (including any failure by Tenant to pay any monies due Landlord pursuant to this Tenant Work Letter) shall constitute a Default under the Lease and, except to the extent otherwise expressly provided herein, shall be subject to the notice and cure periods and the remedies and other provisions applicable thereto under the Lease.

h. Tenant shall be solely responsible to determine at the site all dimensions of the Premises, and the Building, which affect any Tenant Installation Work.

i. Tenant shall be permitted to move into the Premises on the Saturday and Sunday prior to the Renewal Term Commencement Date, respectively. There shall be no charge to Tenant for the building personnel or engineer for Tenant’s move-in, nor the freight elevators in the Building.

SCHEDULE I

SPACE PLAN

SCOPE NOTES FROM CLIENT SITE VISIT:

1. REMOVE WALL TO OPEN UP PANTRY TO OPEN OFFICE 301.
2. OFFICE 304 TO BECOME FRAMED GLASS WALLS.
3. REMOVE MILLWORK DOOR CASINGS/SHELVES AT TWO LOCATIONS.
4. PAINT OR DI-NOC INTERIOR SIDE OF SUITE ENTRY DOORS.
5. ADD RECEPTION DESK.
6. POSSIBLE DOOR BETWEEN OPEN OFFICE 301 AND 309 (IF EGRESS PATH PERMITS).
7. REMOVE TILE FLOORS AT SUITE ENTRY.
8. NEW CONCRETE FLOORS AT OPEN AREAS. MIX OF CARPET TILES AND CONCRETE IN RECEPTION. CARPET TILES AT OFFICES, CONF., AND UNDER WORKSTATIONS.
9. NEW PAINT AND RUBBER BASE THROUGHOUT OPEN AREAS, OFFICES, CONFERENCE ROOM.
10. ADD ACOUSTIC TREATMENT TO ONE WALL IN OPEN OFFICE 301.
11. OPEN CEILINGS AT OPEN OFFICE 301/NEW PANTRY.
12. REMOVE WORKSTATIONS AT OPEN AREA 301.
13. REMOVE WORKSTATION AT OPEN OFFICE 309 AND REPLACE WITH 4 NEW WORKSTATIONS.
14. NEW COPY AREA MILLWORK.

ADDITIONAL REQUESTS:
REPLACE/RE-STAIN DOORS.
OPEN CEILINGS AT OPEN AREAS.

WPT - 5700 WILSHIRE SUITE 350 - SCOPE NOTES

07/28/2020

NTS

SCHEDULE 2

SWING SPACE

At Landlords sole discretion, Landlord reserves the right to make additional Swing Space options available within the Building for Tenants use as per the terms of section 9.1 of this Fourth Amendment.

-	Suite 460 – 3,267 RSF

-	Suite 470 – 2,776 RSF

-	Suite 480 – 5,491 RSF

LETTER OF CREDIT RIDER

This LETTER OF CREDIT RIDER (“LC Rider”) is made and entered into by and between ONNI WILSHIRE COURTYARD LLC., a Delaware limited liability company (“Landlord”), and WPT ENTERPRISES, INC., a Nevada corporation (“Tenant”), and is dated as of the date of the Fourth Amendment to the Lease (“Lease”) between Landlord and Tenant to which this LC Rider is attached and forms an integral part of the Lease. The agreements set forth in this LC Rider shall have the same force and effect as if set forth in the Lease. Any capitalized terms not defined herein shall have the meanings ascribed thereto in the Lease. To the extent the terms of this LC Rider are inconsistent with the terms of the Lease, the terms of this LC Rider shall control.

1. At the time and in the manner provided for in Section 20 of the Fourth Amendment and as a condition precedent to each and every obligation of Landlord under the Lease, Tenant shall deliver to Landlord, as additional protection for Landlord to assure the full and faithful performance by Tenant of all of its obligations under the Lease and for all losses and damages Landlord may suffer as a result of any default by Tenant under the Lease, an irrevocable and unconditional negotiable letter of credit (the “Letter of Credit”) in the amount of $100,000.00 (“LC Amount”), in the form attached hereto as Exhibit 1 and containing the terms required herein, payable in Los Angeles, California, running in favor of Landlord issued by a solvent nationally recognized bank (the “Bank”) that is acceptable to Landlord in Landlord’s sole discretion and meets all of the following requirements (collectively, the “Letter of Credit Issuer Requirements”): (i) is chartered under the laws of the United States, any State thereof or the District of Columbia, and which is insured by the Federal Deposit Insurance Corporation; (ii) has a long term rating of A1 or higher as rated by Moody’s Investors Service and/or A+ or higher as rated by Standard & Poor’s, and Fitch Ratings Ltd (Fitch); and (iii) has a branch located in Los Angeles, California; provided, that, notwithstanding anything to the contrary contained herein, Landlord acknowledges and agrees that: (a) the form of Letter of Credit attached hereto as Exhibit 1; and (b) a bank that is an “Approved Bank” (as defined in the Section 20 of the Fourth Amendment to the Lease) shall be deemed satisfactory to Landlord for purposes of this sentence.

2. The Letter of Credit shall: (i) be “callable” at sight, irrevocable and unconditional; (ii) be subject to the terms of this LC Rider, maintained in effect, for an initial term plus annual automatic extensions thereof, commencing no later than the date the Letter of Credit is delivered pursuant to the Fourth Amendment (“LC Commencement Date”) and such automatic extensions shall expire on the last day of the month of the date that is ten (10) years and ten (10) months and one hundred twenty (120)days thereafter (the “LC Expiration Date”) (iii) be subject to the International Standby Practices 1998, International Chamber of Commerce Publication No. 590; (iv) be fully assignable by Landlord; and (v) permit partial draws. In addition to the foregoing, the form and terms of the Letter of Credit shall provide, among other things, in effect that: (A) Landlord, or its then managing agent, shall have the right to draw down an amount up to the face amount of the Letter of Credit (1) upon the presentation by hand delivery, courier service, facsimile or email to the Bank of Landlord’s (or Landlord’s then managing agent’s) written statements that such amount is due to Landlord under the terms and conditions of the Lease, (2) if the Bank delivers written notice to Landlord that the Letter of Credit will not be extended beyond the current expiration date thereof which would result in the Letter of Credit expiring prior to the LC Expiration Date (which the Bank shall only have the right to do if it provides Landlord with such notice at least sixty (60)  days’ prior to such current expiration date), (3) Tenant has filed a voluntary petition under the Federal Bankruptcy Code, or (4) an involuntary petition has been filed against Tenant under the Federal Bankruptcy Code, it being understood that if Landlord or its managing agent is a limited liability company, corporation, partnership or other entity, then such statement shall be signed by an officer (if a corporation), a general partner (if a partnership), or any authorized party (if another entity); and (B) the Letter of Credit will be honored by the Bank without inquiry as to the accuracy thereof and regardless of whether the Tenant disputes the content of such statement. With respect to clause (2) hereinabove, if the Bank notifies Landlord in writing that the Letter of Credit will not be extended beyond the current expiration date thereof which would result in the Letter of Credit expiring prior to the LC Expiration Date, then Tenant shall deliver to Landlord a replacement Letter of Credit no later than thirty (30) days prior to the expiration of the Letter of Credit, which replacement Letter of Credit shall be accepted by Landlord if, and only if, such replacement Letter of Credit is (x) irrevocable and automatically renewable as above provided through the LC Expiration Date upon the same terms as the expiring Letter of Credit or such other terms as may be acceptable to Landlord in its reasonable sole discretion, and (y) issued by an Approved Bank solvent nationally recognized bank that is acceptable to Landlord in Landlord’s reasonable discretion and meets all of the Letter of Credit Issuer Requirements.

3. The Letter of Credit shall also provide that Landlord may, at any time and without notice to Tenant and without obtaining Tenant’s consent thereto, transfer its interest in and to the Letter of Credit to another person or entity as a part of the assignment by Landlord of its rights and interests in and to the Lease. In the event of a transfer of Landlord’s interest in the Building or the Premises, Landlord shall effect a transfer of the Letter of Credit to the transferee and thereupon Landlord shall, without any further agreement between the parties, be fully and forever released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to each and every transfer or assignment of the Letter of Credit to a new landlord. In connection with any such transfer of the Letter of Credit by Landlord, Tenant shall, at Tenant’s expense, execute and submit to the Bank such applications, documents and instruments as may be necessary to effectuate such transfer and Tenant shall be responsible for paying the Bank’s transfer and processing fees in connection therewith.

4. If, as result of any application or use by Landlord of all or any part of the Letter of Credit, the amount of the Letter of Credit shall be less than the LC Amount, then Tenant shall, within ten (10) days thereafter, provide Landlord with additional letter(s) of credit in an amount equal to the deficiency and any such additional letter of credit shall comply with all of the provisions of this LC Rider, and if Tenant fails to comply with the foregoing, the same shall constitute an uncurable default by Tenant under the Lease. Tenant further covenants and warrants that it will neither assign nor encumber the Letter of Credit or any part thereof, and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. If, at any time prior to the LC Expiration Date, the Letter of Credit is not renewed or replaced in accordance with the provisions of Section 1 above, or if Tenant fails to maintain the Letter of Credit in the amount and in accordance with the terms set forth in this LC Rider, Landlord shall have the right to present the Letter of Credit to the Bank in accordance with the terms of this LC Rider and the proceeds of the Letter of Credit may be applied by Landlord against any Rent payable by Tenant under the Lease that is not paid when due and/or to pay for all losses and damages that Landlord has suffered or that Landlord reasonably estimates that it will suffer as a result of any default by Tenant under the Lease. Any unused proceeds shall constitute the property of Landlord and need not be segregated from Landlord’s other assets. Landlord agrees to pay to Tenant within thirty (30) days after the LC Expiration Date the amount of any proceeds of the Letter of Credit received by Landlord and not applied against any Rent payable by Tenant under the Lease that was not paid when due and/or used to pay for any losses and/or damages suffered by Landlord (or reasonably estimated by Landlord that it will suffer) as a result of any default by Tenant under the Lease; provided, however, that if prior to the LC Expiration Date a voluntary petition is filed by Tenant, or an involuntary petition is filed against Tenant by any of Tenant’s creditors, under the Federal Bankruptcy Code, then Landlord shall not be obligated to make such payment in the amount of the unused Letter of Credit proceeds until either all preference issues relating to payments under the Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed.

5. Tenant hereby acknowledges and agrees that Landlord is entering into the Lease in material reliance upon the ability of Landlord to draw upon the Letter of Credit upon the occurrence of any default on the part of Tenant under the Lease. If there shall occur a default by Tenant under the Lease or under this LC Rider, Landlord may, but without obligation to do so, draw upon the Letter of Credit in part or in whole, to cure any default of Tenant and/or to compensate Landlord for any and all damages of any kind or nature sustained or which Landlord reasonably estimates that it will sustain resulting from Tenant’s default. Tenant agrees not to interfere in any way with payment to Landlord of the proceeds of the Letter of Credit, either prior to or following a “draw” by Landlord of any portion of the Letter of Credit, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw from the Letter of Credit. The use, application, or retention of the Letter of Credit proceeds, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by the Lease or by any applicable law, it being intended that Landlord shall not first be required to proceed against the Letter of Credit, and such Letter of Credit or the proceeds thereof shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. No condition or term of the Lease shall be deemed to render the Letter of Credit conditional to justify the issuer of the Letter of Credit in failing to honor a drawing upon such Letter of Credit in a timely manner. Tenant agrees and acknowledges that: (i) the Letter of Credit constitutes a separate and independent contract between Landlord and the Bank; (ii) Tenant is not a third party beneficiary of such contract; and (iii) Tenant has no property interest whatsoever in the Letter of Credit or the proceeds thereof and that, if Tenant becomes a debtor under any chapter of the Federal Bankruptcy Code, neither Tenant, any trustee, nor Tenant’s bankruptcy estate shall have any right to restrict or limit Landlord’s claim and/or rights to the Letter of Credit and/or the proceeds thereof by application of Section 502(b)(6) of the Federal Bankruptcy Code.

6. Notwithstanding anything to the contrary herein, if at any time the Letter of Credit Issuer Requirements are not met , or if the financial condition of such issuer changes in any other materially adverse way, as determined by Landlord in its reasonable discretion, then Tenant shall, within five (5) days after written notice from Landlord, deliver to Landlord a replacement Letter of Credit which otherwise meets the requirements of the Lease, including without limitation, the Letter of Credit Issuer Requirements. In addition and without limiting the generality of the foregoing, if the issuer of any letter of credit held by Landlord is insolvent or is placed in receivership or conservatorship by the Federal Deposit Insurance Corporation, or any successor or similar entity, or if a trustee, receiver or liquidator is appointed for the issuer, then, effective as of the date of such occurrence, the Letter of Credit shall be deemed to not meet the requirements of this LC Rider, and Tenant shall, within five (5) days after written notice from Landlord, deliver to Landlord a replacement Letter of Credit which otherwise meets the requirements of this LC Rider and that meets the Letter of Credit Issuer Requirements. Notwithstanding anything in the Lease to the contrary, Tenant’s failure to so replace the Letter of Credit and/or satisfy the Letter of Credit Issuer Requirements within such applicable 5-day period shall constitute a material default by Tenant under the Lease for which there shall be no notice or grace or cure periods being applicable thereto, and in such event, Landlord may, but without obligation to do so, draw upon the Letter of Credit in part or in whole, to cure such default and/or to compensate Landlord for any and all damages of any kind or nature sustained or which Landlord reasonably estimates that it will sustain resulting from such default.

7. Landlord and Tenant acknowledge and agree that in no event or circumstance shall the Letter of Credit or any renewal thereof or any proceeds thereof be (i) deemed to be or treated as a “security deposit” within the meaning of California Civil Code Section 1950.7, (ii) subject to the terms of such Section 1950.7, or (iii) intended to serve as a “security deposit” within the meaning of such Section 1950.7. The parties hereto (A) recite that the Letter of Credit is not intended to serve as a security deposit and such Section 1950.7 and any and all other laws, rules and regulations applicable to security deposits in the commercial context (“Security Deposit Laws”) shall have no applicability or relevancy thereto, and (B) waive any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws.

8. Tenant’s sole and exclusive remedy in connection with any improper draw by Landlord against the Letter of Credit or Landlord’s improper application or retention of any proceeds of the Letter of Credit shall be the right to obtain from Landlord a refund of the amount of any sight draft(s) that were improperly presented or the proceeds of which were misapplied or wrongfully held, provided that at the time of such refund, Tenant replenishes the amount of such Letter of Credit to the amount (if any) then required under the applicable provisions of this LC Rider. Tenant acknowledges that the Landlord’s draw against the Letter of Credit, application or retention of any proceeds thereof, or the Bank’s payment under such Letter of Credit, could not, under any circumstances, cause Tenant injury that could not be remedied by an award of money damages, and that the recovery of money damages would be an adequate remedy therefor. Tenant unconditionally and irrevocably waives (and as an independent covenant hereunder, covenants not to assert) any right to claim or obtain any of the following relief in connection with the Letter of Credit: (i) a temporary restraining order, temporary injunction, permanent injunction, or other order that would prevent, restrain or restrict the presentment of sight drafts drawn under the Letter of Credit or the Bank’s honoring or payment of sight draft(s); or (ii) any attachment, garnishment, or levy in any manner upon either any of the proceeds of the Letter of Credit or the obligations of the Bank (either before or after the presentment to the Bank of sight drafts drawn under the Letter of Credit) based on any theory whatever.

EXHIBIT 1 TO LC RIDER

_____________________________
______________________________
______________________________
Contact Phones: _________________
Facsimile:
Email:

IRREVOCABLE LETTER OF CREDIT

________________, 20__ Beneficiary: ONNI WILSHIRE COURTYARD LLC, a Delaware limited liability company 1031 S. Broadway, Suite 400 Los Angeles, CA 90015 ATTENTION: ACCOUNTING DEPARTMENT

Our irrevocable standby Letter of Credit:
No. _____________________________

Applicant:
__________________________
_______________, Suite _________
_____________, California _____
Attn: ____________________

Amount: Exactly USD $__________
( ________________ and 00/100 Dollars)

Final Date of Expiration: ________________, 20___ [INSERT LC EXPIRATION DATE (LENGTH OF TERM OF LEASE PLUS 120 DAYS)]

We (the “Bank”) hereby issue our irrevocable standby Letter of Credit No. ______________ in Beneficiary’s favor for the account of the above-referenced Applicant, in the aggregate amount of exactly USD $__________.

This Letter of Credit is available with us by presentation of your draft drawn on us at sight bearing the clause: “Drawn under ______________ [INSERT NAME OF BANK] Letter of Credit No. ______________” and accompanied by the following:

1. Beneficiary’s signed certification purportedly signed by an authorized officer or agent stating:

(A) “Such amount is due to the Beneficiary as landlord under the terms and conditions of that certain Office Lease dated ____________, 20__ (the “Lease”) for premises located at____________________________________”; or

(B) “The Bank has notified us that this Letter of Credit will not be extended beyond the current expiration date of this Letter of Credit;” or

(C) “Tenant has filed a voluntary petition under the Federal Bankruptcy Code;” or

(D) “An involuntary petition has been filed against Tenant under the Federal Bankruptcy Code.”

Special conditions:

Partial draws under this Letter of Credit are permitted.

Presentation of a drawing under this Letter of Credit may be presented in person or by courier using the street address on page 1 or by email to [ENTER BANK EMAIL FOR LOC DRAWS] or by facsimile transmission to [ENTER BANK FAX NUMBER FOR LOC DRAWS].

This Letter of Credit shall expire on __________ [INSERT DATE WHICH IS ANNUAL ANNIVERSARY OF LEASE COMMENCEMENT DATE]; provided, however, that notwithstanding the above expiration of this Letter of Credit, this Letter of Credit shall be automatically extended for successive, additional one (1) year periods, without amendment, from the present or each future expiration date but in any event not beyond __________ [INSERT DATE WHICH IS 120 DAYS AFTER LEASE EXPIRATION DATE] which shall be the final expiration date of this Letter of Credit, unless, at least thirty (30) days prior to the then current expiration date we notify you by registered mail/overnight courier service at the above address that this Letter of Credit will not be extended beyond the current expiration date.

We hereby agree with you that all drafts drawn under and in compliance with the terms of this Letter of Credit will be duly honored upon presentation to us of the documents described in Paragraph 1 above on or before the expiration date of this Letter of Credit, without inquiry as to the accuracy thereof and regardless of whether Applicant disputes the content of any such documents or certifications.

This Letter of Credit is transferable by Beneficiary and any such transfer may be effected by us, provided that you deliver to us your written request for transfer in form and substance reasonably satisfactory to us. The original of this Letter of Credit together with any amendments thereto must accompany any such transfer request.

Except so far as otherwise expressly stated, this documentary credit is subject to the International Standby Practices 1998, International Chamber Of Commerce Publication No. 590.

All communications to the Beneficiary must be delivered by courier or registered mail to both of the following addresses:

ONNI WILSHIRE COURTYARD LLC,

a Delaware limited liability company
Suite 400, 1031 S. Broadway,
Los Angeles CA, USA 90015
Attention: LEGAL DEPARTMENT

AND

Allen Matkins Leck Gamble Mallory & Natsis LLP
865 South Figueroa Street, Suite 2800
Los Angeles, California 90017-2543
Attention: David B. Stone, Esq.

By:
Authorized signature